Exhibit 10.4

EXECUTION VERSION

FIFTH AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of March 21, 2018, between:

SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”),

SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation, and KMART CORPORATION, a Michigan corporation (the “Borrowers”),

the Lenders party hereto,

the Co-Collateral Agents, and

BANK OF AMERICA, N.A., as Administrative Agent (the “Agent”),

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrowers, the Lenders party thereto, the Co-Collateral Agents party thereto, and the Agent, among others, are party to that certain Third Amended and Restated Credit Agreement, dated as of July 21, 2015, as amended pursuant to that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of April 8, 2016, that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of February 10, 2017, that certain Third Amendment to Third Amended and Restated Credit Agreement, dated as of December 12, 2017, and that certain Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of February 7, 2018 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended hereby, the “Amended Credit Agreement”);

WHEREAS, Holdings, the Borrowers, the Lenders party hereto, the Co-Collateral Agents and the Agent have agreed to amend the Existing Credit Agreement on the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Incorporation of Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Existing Credit Agreement.

2.	Representations and Warranties.

a.	Each Borrower hereby represents and warrants that:

i.	no Default or Event of Default exists under the Existing Credit Agreement or under any other Loan Document as of the date hereof; and

ii.	all representations and warranties contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, and (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date).

b.	Each of Holdings and each Borrower hereby represents and warrants that:

i.	such Loan Party (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (B) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

ii.	the execution and delivery by such Loan Party of this Amendment and the performance by such Loan Party of its obligations under this Amendment and the Amended Credit Agreement, and the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (A) the charter or by-laws or other organizational or governing documents of such Loan Party or (B) law or any contractual restriction binding on or affecting such Loan Party, except, for purposes of this clause (B), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect;

iii.	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Loan Party of this Amendment or the Amended Credit Agreement that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect; and

iv.	this Amendment has been duly executed and delivered by such Loan Party. This Amendment and the Amended Credit Agreement constitute, and will constitute upon execution of this Amendment, the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	Release by Borrowers. Each Borrower hereby acknowledges and agrees that it has no actual knowledge of any defenses or claims against any Lender, any Issuing Lender, the Agent, the Co-Collateral Agents, any of their Affiliates, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Obligations, and that if such Borrower now has, or ever did have, any defenses or claims with respect to the Obligations against any Lender, any Issuing Lender, the Agent, the Co-Collateral Agents or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of effectiveness of this Amendment, all of them are hereby expressly WAIVED, and each Borrower hereby RELEASES each Lender, each Issuing Lender, the Agent, the Co-Collateral Agents and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

4.	Amendments to Existing Credit Agreement. Each of the parties hereto agrees that, effective as of the Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

a.	The definition of “Bank Products” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended to add the following sentence to the end thereof:

“From and after the 2018 FILO Effective Date, no Swap Contract, leasing facility or other extension of credit shall be deemed to be a Bank Product unless such Swap Contract, leasing facility or other extension of credit meets the requirements set forth above and (i) such Swap Contract, leasing facility or other extension of credit is listed on a schedule to be included in the amendment effecting the 2018 FILO Facility, (ii) such Swap Contract, leasing facility or other extension of credit is thereafter added to such schedule by the Borrowers (which addition may be made by the Borrowers by notice to the Agent in writing, at any time when no Event of Default has occurred and is continuing), (iii) such Bank Product is the 2016 Letter of Credit Facility or (iv) such Swap Contract, leasing facility or other extension of credit is provided by the Agent or its Affiliates.”

b.	The definition of “Cash Dominion Event” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended to add the following proviso to the end of the second sentence thereof:

“; provided further that, notwithstanding the foregoing, a Cash Dominion Event shall be deemed to have occurred and be continuing during the period from the 2018 FILO Effective Date until the last day of the fiscal year of the Borrowers ending on February 2, 2019.”

c.	The definition of “Cash Management Services” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended to add the following sentence to the end thereof:

“From and after the 2018 FILO Effective Date, no ACH transaction, cash management service, foreign exchange facility, credit card processing service, credit or debit fund, purchase card, or other service or facility shall be deemed to be a Cash Management Service unless such ACH transaction, cash management service, foreign exchange facility, credit card processing service, credit or debit fund, purchase card, or other service or facility meets the requirements set forth above and (i) such ACH transaction, cash management service, foreign exchange facility, credit card processing service, credit or debit fund, purchase card, or other service or facility is listed on a schedule to be included in the amendment effecting the 2018 FILO Facility, (ii) such ACH transaction, cash management service, foreign exchange facility, credit card processing service, credit or debit fund, purchase card, or other service or facility is thereafter added to such schedule by the Borrowers (which addition may be made by the Borrowers by notice to the Agent in writing, at any time when no Event of Default has occurred and is continuing) or (iii) such ACH transaction, cash management service, foreign exchange facility, credit card processing service, credit or debit fund, purchase card, or other service or facility is provided by the Agent or its Affiliates.”

d.	The definition of “Permitted Holder Lender” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the figure “35%” appearing in the first proviso thereto and inserting the figure “20%” in lieu thereof.

e.	The second proviso to the definition of “Permitted Holder Lender” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“provided, further that, no Permitted Holder or Significant Holder shall at any time hold any portion of any FILO Facility (except as otherwise provided in Section 2.20(c));”.

f.	The definition of “Permitted Holder Lender” set forth in Section 1.01 of the Existing Credit Agreement is hereby further amended to add the following sentence to the end thereof:

“For purposes of this definition, plural references to “Agents” contained in clauses (c) through (f) shall have the meaning set forth in Section 8.03, and references to “such Agent” or “any Agent” shall have corresponding meanings, as the context shall require.”

g.	Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following definition in alphabetical order:

i.	“2016 Letter of Credit Facility” means the Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016, among Holdings, the Borrowers, Citibank, N.A., as administrative agent and issuing bank, and the other parties thereto, as amended, amended and restated or otherwise modified from time to time, or any extension or renewal thereof.

ii.	“2018 FILO Effective Date” means the date of funding of the 2018 FILO Facility.

iii.	“2018 FILO Facility” means a FILO Facility on the terms and conditions set forth in Annex A to the Fifth Amendment, as such terms and conditions may be revised with the consent of the Agent and the Co-Collateral Agents, subject to the limitations on FILO Facilities set forth in Section 2.20.

iv.	“Fifth Amendment” means that certain Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2018, among Holdings, the Borrowers, the Lenders party thereto, the Co-Collateral Agents and the Agent.

v.	“Fifth Amendment Effective Date” means the “Amendment Effective Date” as defined in the Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2018, among Holdings, the Borrowers, the Lenders party thereto, the Co-Collateral Agents and the Agent.

h.	Section 2.20(c) of the Existing Credit Agreement is hereby amended by amending and restating the second proviso thereto as follows:

“provided, further that, at no time shall any Permitted Holder and/or Significant Holder hold any portion of any FILO Facility hereunder, except that Permitted Holders and/or Significant Holders may hold all or any portion of the 2018 FILO Facility.”

i.	Section 6.02 of the Existing Credit Agreement is hereby amended by adding the following clauses (n) and (o) to the end thereof:

“(n) Availability. Permit Capped Excess Availability at any time to be less than the greater of (x) 10% of the difference between (i) the Line Cap minus (ii) the sum of (a) the outstanding principal amount of the Term Loan and (b) the outstanding principal amount of the 2016 Term Loan, and (y) $150,000,000.

(o) Net Recovery Value. Permit (without duplication) total Obligations outstanding at any time to exceed 100% of the sum of (i) aggregate outstanding Eligible Credit Card Accounts Receivable at such time plus (ii) aggregate Eligible Pharmacy Receivables at such time plus (iii) aggregate Net Orderly Liquidation Value at such time.”

5.	Authorization. The Lenders hereby authorize the Agent and the Co-Collateral Agents to execute and deliver any agreement among lenders and/or other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of Section 2.20, with the consent of the FILO Lenders, the Co-Collateral Agents and the Borrowers (such consents not to be unreasonably withheld), but without the need for further consents from the Lenders.

6.	Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) that each of the following conditions precedent has been fulfilled as reasonably determined by the Agent:

a.	This Amendment shall have been duly executed and delivered by Holdings, the Borrowers, Lenders constituting the Required Lenders, each Co-Collateral Agent, and the Agent, and the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

b.	Each of the conditions precedent set forth in Section 4.02 of the Amended Credit Agreement shall have been satisfied.

c.	All action on the part of Holdings and the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Amendment shall have been duly taken.

d.	Since January 30, 2017, there shall not have been any event or effect that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, as limited to clause (c) of the definition of “Material Adverse Effect” in the Existing Credit Agreement.

e.	After giving effect to this Amendment and the transactions contemplated hereunder, no Default or Event of Default shall have occurred and be continuing under the Amended Credit Agreement.

f.	The Borrowers shall have paid all fees, expenses and other amounts due and owing to the Agent, the Co-Collateral Agents and the Lenders that have executed this Amendment.

g.	To the extent requested by a Lender, the Agent shall have received all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

h.	Each Loan Party shall have duly executed and delivered to the Agent a reaffirmation (in form and substance satisfactory to the Agent) of its obligations (including guarantees) and liens under the Loan Documents.

i.	The 2018 FILO Facility (as defined in the Amended Credit Agreement) shall have been funded on or before April 15, 2018.

7.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, the Lenders and their respective successors and assigns.

8.	Expenses. The Borrowers shall reimburse the Agent and the Co-Collateral Agents for all reasonable and documented out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees.

9.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

10.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11.	FATCA. For purposes of determining withholding taxes imposed under FATCA, the Loan Parties, the Agent and the Co-Collateral Agents shall treat (and the Lenders hereby authorize the Agent and the Co-Collateral Agents to treat) the Amended Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

12.

Effect of Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agents or the Lenders under the Existing Credit Agreement, nor constitute a waiver of any provision of the Existing Credit Agreement. Except as provided herein and in the Amended Credit Agreement, all of the terms and conditions of the Existing Credit Agreement (including the Exhibits thereto) and the other Loan Documents shall remain in full force and effect, and each Borrower hereby reaffirms its obligations (including obligations under any guarantee) and liens granted thereunder. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Credit Agreement or an accord and satisfaction in regard thereto.

Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under applicable Requirements of Law. If any provision is found to be invalid under applicable Requirements of Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect. This Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

HOLDINGS:

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

BORROWERS:

SEARS ROEBUCK ACCEPTANCE CORP.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President, Finance

KMART CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[Signature page to Fifth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as Agent, a Co-Collateral Agent and as a Lender

By:	/s/ Brian Lindblom
Name: Brian Lindblom
Title: Director

[Signature page to Fifth Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Collateral Agent and as a Lender

By:	/s/ Joseph Burt
Name: Joseph Burt
Title: Director

[Signature page to Fifth Amendment to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Michael Byrne
Name: Michael Byrne
Title: Assistant Vice President

[Signature page to Fifth Amendment to Credit Agreement]

Citibank N.A., as a Revolving Lender

By:	/s/ David L. Smith
Name: David L. Smith
Title: Vice President and Director

[Signature page to Fifth Amendment to Credit Agreement]

Citizens Business Capital, a division of Asset Finance, Inc., as a Revolving Lender

By:	/s/ Christine Scott
Name: Christine Scott
Title: SVP

[Signature page to Fifth Amendment to Credit Agreement]

Regions Bank, as a Revolving Lender

By:	/s/ Gene Wilson
Name: Gene Wilson
Title: Senior Vice President

[Signature page to Fifth Amendment to Credit Agreement]

Annex A

2018 FILO Facility

Summary of Terms and Conditions

[See Attached]

Summary of Indicative Terms and Conditions

The terms and conditions summarized in this term sheet are provided for discussion purposes only and do not constitute an offer, agreement, or commitment to extend financing. The terms and conditions contained herein are subject to the satisfactory completion of due diligence, internal credit approvals, satisfactory review and execution of documentation, and other conditions.

Borrower:	Sears Roebuck Acceptance Corp. (“Sears” or the “Company”), amongst other Borrowers on ABL Revolver

Guarantor:	Same as ABL Revolver

Facilities:	Up to a $125 million FILO Term Loan (the “FILO TL”)

Agent:	[ESL affiliate (“FILO Agent”)]

Lenders:	[ESL affiliate (“ESL”)]

Use of Proceeds:	Repayment of outstanding advances under ABL Revolver (without commitment reduction)

Term:	Coterminous with the ABL Revolver (July 20, 2020)

Pricing:	LIBOR + 8.5% (LIBOR floor of 1.5%)

Collateral:	Shared first lien on ABL Collateral with a right on repayment ranking behind (i) ABL Revolver and ABL Term Loans and (ii) all bank products and cash management obligations other than the ESL L/C facility (all such bank products and cash management obligations other than the ESL L/C Facility, “Specified Obligations”); provided, that the FILO TL will rank ahead of the existing ESL L/C facility [such waterfall to be reflected in amended guarantee and collateral agreement waterfall satisfactory to ESL]

Borrowing Base*:	The sum of:

(a) 10% of the Net Orderly Liquidation Value (“NOLV”) of eligible inventory; less

(b) Reserves against Specified Obligations, as set forth below.

(c) At any time the FILO TL principal balance is greater than the FILO TL Borrowing Base, the amount of such difference will be reserved for in the ABL Revolver borrowing base.

(d) A reserve equal to 50% of the amount of the existing Bank of America cash management services (e.g., ACH exposure and purchase cards, credit cards, debit cards, and other card services, presently aggregating $112.5 million) will be included in the FILO Term Loan Borrowing Base. If the bank products and cash management commitments (excluding the existing ESL L/C Facility) are reduced below $112.5 million, the reserve would be reduced accordingly at the same 50% rate.

(e) The amount of all other bank products and cash management obligations (if any) (excluding for these purposes the Citi-ESL L/C facility), shall be reserved on a dollar-for-dollar basis.

Bank products and cash management services outstanding (other than the Citi-ESL L/C facility and bank products and cash management with Bank of America) will be scheduled as of the funding date of the FILO TL, with updates to such schedule to be provided by the Borrower thereafter.

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(f) New negative covenant (the “Total Coverage Covenant”) shall be established to ensure that at no time shall aggregate secured obligations (including, without limitation, Revolver Advances, Term Loans, 2016 Term Loans, FILO Loans, Bank Products (including amounts outstanding under the Citi-ESL L/C facility), and Cash Management Services, and Permissible Overadvances) exceed 100% of NOLV of eligible inventory plus 100% of eligible credit card accounts receivable plus 100% of eligible pharmacy receivables; provided, that Required FILO Lender prior consent shall be required to amend (i.e., increase) the % limitation set forth above.

(g) Cash dominion will be required through end of fiscal year 2018, with springing cash dominion thereafter.

Amendments/FILO Lender Voting:	FILO Lender voting to be limited in a manner to be agreed.

Availability Covenant:	ABL Revolver excess availability shall not fall below the greater of (i) 10% of the difference between the Line Cap (lesser of ABL Borrowing Base and aggregate revolving commitments and term loans) and the ABL term loans and (ii) $150 million

Periodic Field Exams and Appraisals:	Same as ABL Revolver.

Closing Fee:	2.25%

Minimum Liquidity at Close:	TBD based on Company projections

Permissible Overadvances:	As in existing credit agreement.

Call Protection:	Year 1: Greater of (i) Eight Month Make Whole and (ii) 3%; Year 2: 2%; none thereafter. If the FILO is repaid during the first six (6) months of the Facility through third party capital outside of bankruptcy/insolvency, then the call protection reverts to 3%.

In the event of a bankruptcy or insolvency, call protection (i) shall be limited to the extent that the addition of the call premium to the obligations would result in a violation of the Total Coverage Covenant and (ii) shall not be payable until the payment in full in cash of all other secured obligations (including, without limitation, Revolver Advances, Term Loans, 2016 Term Loans, FILO Loans, Bank Products, Cash Management Services, and Permissible Overadvances, and any DIP financing that refinances or replaces any of the foregoing, but excluding amounts outstanding under the Citi-ESL L/C facility).

Amortization:	None

Mandatory Repayments:	None (except as expressly provided in Section 2.20(a)(v) of existing credit agreement).

Voluntary Repayments:	None (except as expressly provided in Section 2.20(a)(v) of existing credit agreement).

Deposit / Work Fee:	Legal and any other reasonable out of pocket expenses (including for review of existing field exams and collateral appraisals) of the Lenders will be paid by the Company. The Company shall pay the Lenders an initial due diligence deposit of $125,000 (“the Due Diligence Deposit”) upon acceptance of this term sheet. Once the Due Diligence Deposit is utilized, upon request, the Company agrees to reimburse the Lenders for any additional reasonable and documented out of pocket expenses incurred by the Lenders.

Assignments:	Syndication pre-close and assignments post close permitted with the consent of the Borrowers, not to be unreasonably withheld provided that if an EOD then exists, Borrower’s consent shall not be required.

No FILO assignment shall be permitted except consistent with provisions of the existing credit agreement (including Agent consent).

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Financial Reporting:	Same as ABL Revolver.

Additional Agreements of FILO Lenders:	Amended credit agreement will contain certain agreements of FILO Lenders, including (without limitation) agreements regarding consent to use of cash collateral, anti-priming, adequate protection, relief from automatic stay, consent to release of liens sales, and other standard bankruptcy intercreditor provisions. Waiver of FILO Lenders that are Permitted Holders or Significant Holders regarding certain matters to be determined, including rights (i) to attend any meeting with the Agent or any Lender or receive any information from the Agent or any Lender, (ii) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (iii) to make or bring any claim, in its capacity as Lender, against any Agent with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder. In addition, FILO Lenders that are Permitted Holders or Significant Holders shall enter into waivers (including with regard to Agent and Lender meetings and information, advice/privilege of Agent and Lender counsel, and claims with regard to duties and obligations of Agent) comparable to those applicable to Permitted Holder Lenders, with modifications to be agreed (taking into consideration the nature of the FILO TL).

Conditions Precedent:	Completion of business and legal due diligence, review of Company’s financial projections, satisfaction with capital structure at closing, meeting with current management, satisfactory Intercreditor/consent terms with Citibank (with respect to ESL L/C facility) and any other parties deemed necessary by FILO Agent (subject to review by the appropriate parties), delivery of loan documents customary for transactions of this type duly executed by the loan parties, satisfactory review of existing appraisal and existing commercial finance exam, receipt of Investment Credit Committee approval and other conditions as are usual and customary for financings of this type or as may be stipulated by such Committee as conditions to its approval.

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